Exhibit 10.4

Mr. Steven Reinharz

CEO- Artificial Intelligent Technology Solutions Inc.

10800 Galaxie Avenue

Ferndale, MI 48220

November 24, 2024

Dear Mr. Reinharz:

This letter agreement (the “Agreement”) between Craft Capital Management LLC (“Craft”) a FINRA & SEC regulated broker-dealer and Artificial Intelligent Technology Solutions Inc. (“AITX” or the “Company”), its subsidiaries and successors, is effective as of the date of the last signature below (the “Effective Date”) and outlines the rights, obligations, and term of the obligations between the Parties. The Agreement shall commence on the Effective Date and automatically terminate on the 1-Year anniversary of the Effective Date (the “Term”) unless extended or terminated as described below. Craft and AITX are referred to herein individually as a “Party” and collectively as the “Parties.”

The Company may engage with other broker-dealers or financial institutions, and Craft shall be a non-exclusive broker-dealer. Craft may provide services to other clients during the entire Term including the Non-Exclusivity Period. In the event that Craft introduces AITX to one or more persons or entities (as defined below) during the Term (including the Exclusivity Period) of the Agreement or the “Tail” (as defined below) which results in the completion of one or more (each a “Placement”): (i) non-financing transactions, including without limitation, licensing agreement(s), joint venture(s), merger(s) and acquisition(s) (collectively referred to as a “Non- Financing Transaction”) and (ii) financing transactions, including equity, debt or any combination thereof (collectively referred to as a “Financing Transaction”), and (iii) a Financing Transaction to complete a Non-Financing Transaction (a “Structured Transaction”). The term “Transaction” shall include Non-Financing Transactions, Financing Transactions and Structured Transactions unless the context indicates otherwise. There is no obligation to consummate any Transaction and AITX can choose to accept or reject any Transaction in its sole and absolute discretion. AITX acknowledges that there is no guaranty or assurance that any Transaction will take place, and that the final legal documentation may contain terms that vary with those set forth on any term sheets.

After the execution of this document, Craft will introduce to AITX the persons and/or entities subsequently memorialized in Exhibit A to this Agreement (“Introduced Parties”), which Exhibit may be amended in a writing signed by the Parties. For purposes of this Agreement, a person shall be considered to have been “introduced to the Company” by Craft only so long as Craft or AITX delivers an investment presentation to such person for a Transaction as arranged by the Craft, each of whose name(s) shall be thereafter listed in Exhibit A to this Agreement, which shall be updated from time to time as described above. In the event that AITX , directly or indirectly AITX solicits, offers to buy from or offers to sell to any such person any securities, or provides the name of any such person to any other securities broker or dealer or selling agent, and such person purchases such securities or purchases securities of AITX from any other securities broker or dealer or selling agent during the Term of the Agreement or the “Tail” (as defined below), the Company shall pay to Craft the consideration required pursuant to the terms set forth in this Agreement.

In the event that AITX proceeds with a Financing Transaction with any Introduced Parties including a mezzanine transaction during the Term of the Agreement or the Tail, Craft shall be entitled to receive a success fee (the “Placement Success Fee”) equal to six percent (6%) on an equity placement or convertible note, four percent (4%) on an ELOC (equity line of credit) and three percent (3%) for a debt deal/placement. The Placement Success Fee is due and payable to Craft immediately upon the closing of the Placement and shall be disbursed directly to Craft simultaneously with the delivery of the proceeds of the Placement to the Company. Craft shall also be entitled to receive from AITX a Placement Success Fee on any monies received from an Introduced Party within one year of the expiration or early termination of the Agreement (the “Initial Tail”). In the event that a Placement is a combination equity/debt deal “mezzanine financing”, then the Placement shall be appropriately pro-rated between the two transactions; provided however, that debt (or any similar instrument) which converts into equity at a future date without the receipt of any additional cash shall be treated as debt subject to a six percent (6%) success fee due at the time of the initial purchase with no additional consideration due upon conversion.

In the event that AITX proceeds with a Non-Financing Transaction during the Term or the Tail with one or more Introduced Parties then, prior to closing, AITX and Craft shall mutually agree upon compensation payable to Craft which may include an ownership interest in the resulting licensed, joint venture and/or merged/acquiring entity. In the event AITX completes a Non- Financing Transaction with an Introduced Party during the Term or the Tail without first agreeing on its finder’s fee, then Craft shall be entitled to receive a cash fee of six percent (6%) of any licensing fees payable upon receipt by AITX, a cash fee of six percent (6%) of the value of the AITX related portion of the surviving entity resulting from any merger or acquisition payable upon closing of the transaction if the consideration is cash and within a reasonable period of time if the consideration is non-liquid stock or any other form of non-liquid consideration, and, in the case of a joint venture, six percent (6%) of AITX’s ownership portion of the joint venture (each individually a “Non-Financial Transaction Success Fee” and collectively, the “Non-Financial Transaction Success Fees”).

In addition, AITX shall not pay an upfront fee for Craft’s expenses, including but not limited to background checks, legal, due diligence reports, compliance, excluding blue sky & Form D, all material and non-material expenses (assigned staff and all administration). AITX shall reimburse Craft for all pre-approved expenses, which will be approved in writing by both parties. All fees payable to Craft shall be (A) payable in cash, by wire transfer of immediately available funds to an account designated by Craft and (B) due and payable immediately upon the consummation of a Transaction. Any restricted stock to be issued to Craft shall be issued immediately upon the consummation of a transaction. For the avoidance of doubt, if any transaction provides for payments to the Company at a future date (e.g. installment payments, milestone payments or earn-out payments), then any fees payable, and any stock issuable, to Craft in connection with such future payments shall only be made if and when such payments are received by the Company. The parties agree that any agreement between AITX and any introduced parties shall provide for a mutually acceptable escrow agreement or direct disbursement to the company and Craft, to effectuate the consummation of the transaction and the payment of all fees and securities due to Craft.

AITX agrees that, for an Introduced Party who invests via a Financing Transaction during the Term, the Initial Tail of the Agreement shall be extended for such Introduced Party until the 1-Year anniversary of such Introduced Party’s investment (the “Extended Tail”). The Initial Tail, which is one year from the date of introduction, shall apply equally to all Introduced Parties, together with any Extended Tail created by an investment from an Introduced Party, shall collectively be defined as the “Tail” for the Agreement. During the Tail, AITX shall be required to pay all applicable Placement Success Fees and Non-Financial Transaction Success Fees, issue all applicable Placement Agent Warrants, and refrain from providing the name of any Introduced Party to any other securities broker or dealer or selling agent.

Provided that a transaction occurs in accordance with the terms of this Agreement, Craft shall have an irrevocable right of first refusal (the “Right of First Refusal”) for a period of twelve (12) months after the date the transaction is completed, to act as sole and exclusive investment bankers, sole and exclusive book-runners, sole and exclusive financial advisors, sole and exclusive underwriters and/or sole and exclusive placement agents, at Craft’s sole and exclusive discretion, if the Company or any of its subsidiaries: (i) decides to finance or refinance any indebtedness; or (ii) decides to raise funds by means of a public offering (including at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities. If Craft decides to accept such engagement, the agreement governing such engagement will contain, among other things, provisions for fees customary to the Representatives for transactions of similar size and nature, and the provisions of this Agreement, including indemnification, which are appropriate to such transaction. Notwithstanding the foregoing, the decision to accept the Company’s engagement under this agreement shall be made by Craft, by a written notice to the Company, within fifteen (15) days of the receipt of the Company’s notification of its financing needs. Craft shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in any such transaction and the economic terms of any such participation. The foregoing Right of First Refusal shall not apply to any financing transaction where the Company deals directly with the lender or investor without using any intermediary.

AITX agrees to indemnify and hold harmless Craft and its affiliates, directors, officers, shareholders, employees and agents (the “Indemnified Parties”) against any and all losses, claims, damages or liabilities, joint or several, including reasonable attorneys’ fees, to which the Indemnified Parties may become subject, arising out of or related to actions taken or omitted by the Indemnified Parties in connection with any service rendered pursuant to this Agreement and any associated Transaction or proposed Transaction contemplated, provided, however, that AITX shall not be liable in respect of any loss, claim, damage or liability to the extent that a court or other agency having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such loss, claim, damage or liability shall have been incurred as a result of the willful misconduct or gross negligence of such Indemnified Parties.

In this regard, and without limitation, AITX acknowledges that Craft is not responsible for the actions of the parties introduced by Craft or their agents. AITX acknowledges that none of the Indemnified Parties is acting as an attorney, accountant, or negotiator and that Craft will not make any recommendations about the Transaction and that AITX will seek its own professional advice with respect to any Transaction. Craft may or may not act as a broker dealer or financial advisor to AITX in this transaction. AITX agrees to deliver to Craft upon closing a complete set of documents that correspond with any Transaction.

Craft and AITX agree that the obligations of each of the parties are solely corporate obligations, and that no officer, director, employee, agent, or shareholder of either party shall be subjected to any personal liability whatsoever to any person, nor will any claim for liability or suit be asserted by, or on behalf of, either Craft or AITX. In no event shall Craft be liable to AITX nor will AITX be liable to Craft whether a claim be in tort, contract or otherwise for any amount in excess of the total amount paid by AITX to Craft under this Engagement Letter. In the event of any dispute between the parties hereto, the parties agree to resolve all matters in binding arbitration before the FINRA in Nassau County, NY with the prevailing party entitled to reasonable attorneys’ fees and costs. Each party agrees not to mention the name of the other party or its agents in any press release or news announcement without the express written consent of the other party.

This Agreement shall not be modified or amended except in writing signed by the Parties. After the Exclusive Period, either Party may terminate this Agreement for any reason upon 10 days advance written notice. Early termination of this Agreement shall not relieve the Company of its payment obligations during the Tail. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective assigns, successors, and legal representatives. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes any prior agreements. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Please acknowledge your agreement to the terms of this Agreement by executing a copy of this letter where indicated below and returning it to us by email to bkiront@craftcm.com. Please call me on my private line at 516-833-1325 if you have any questions.

ACKNOWLEDGED AND AGREED:

	Thank you in advance,	AITX

By:	/s/ Barry Kiront	By:	/s/ Steve Reinharz
Barry Kiront		Name:
CEO-Craft Capital Management LLC		Title:	Steve Reinharz, CO
Date:	11/25/2024	Date:	11/24/2024

Exhibit A

Introduced Parties

AIV Investments LLC